Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF

OMEGA UNITED, INC.

OMEGA UNITED, INC. (the “Corporation”), a corporation organized under the laws of the State of Nevada, by its Chief Executive Officer does hereby certify that:

1.        Pursuant to the provisions of Nevada Revised Statutes (“NRS”) 78.390 and 78.403, the Corporation hereby amends and restates its articles of incorporation as set forth below.

2.        The amendment and restatement of the Articles of Incorporation as set forth below was adopted by the Corporation’s board of directors on April 15, 2008.

3.        The amendment and restatement of the Articles of Incorporation as set forth below was approved by the stockholders of the Corporation at a meeting thereof duly noticed and held on July     , 2008.

4.        That the undersigned officer has been authorized and directed by the board of directors to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

ARTICLE I

NAME

The name of the corporation is SkyPostal Networks, Inc. (the “Corporation”).

ARTICLE II

CAPITAL STOCK

Section 1.  Authorized Shares.  The aggregate number of capital stock shares which the Corporation shall have authority to issue is two hundred million (200,000,000) shares, consisting of (i) one hundred fifty million (150,000,000) shares of Common Stock having a par value of $0.001 per share and (ii) fifty million (50,000,000) shares of Preferred Stock with a par value of $0.001 per share.  The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof.  The voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article II.

Section 2.  Common Stock.

(a)        Dividend Rate.  Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Amended and Restated Articles of Incorporation, as amended from time to time (hereinafter, the “Articles”) or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b)        Voting Rights.  Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock.  No holder of shares of Common Stock shall have the right to cumulate votes.

(c)        Liquidation Rights.  In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred

Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock.  A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)        No Conversion, Redemption, or Preemptive Rights.  The holders of Common Stock shall not have any conversion, redemption or preemptive rights.

(e)        Consideration for Shares.  The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed from time to time by the board of directors.

Section 3.  Preferred Stock.

(a)        Designation.  The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation, and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption.  Such powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution.  As used in this section, “fact or event” includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government.  The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.  Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the approval by series, or otherwise, of the holders of any outstanding Preferred Stock nor the approval of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)        Certificate.  Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors and establishing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

Section 4.  Non-Assessment of Stock.  The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular.  No stockholder of the Corporation shall be individually liable for the debts or liabilities of the Corporation.

ARTICLE III

NO ACTION OF STOCKHOLDERS BY WRITTEN CONSENT

The stockholders may not in any circumstance take action by written consent.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1.  Number of Directors.  The members of the governing board of the Corporation are styled as directors.  The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation.  The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation, provided, that the board of directors shall consist of at least three (3) individuals and not more than nine (9) individuals.

Section 2.  Classified Board.  The directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, to be known as “Class I”, “Class II” and “Class III”.  Directors of Class I shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified; directors of Class II shall hold office until the second annual meeting of stockholders and until their successors are elected and qualified; and directors of Class III shall hold office until the third annual meeting of stockholders and until their successors are elected and qualified.  At each annual meeting of stockholders, successors to the directors of the class whose term of office expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders, so that the term of office of only one class of directors shall expire at each such annual meeting.  The number of directors in each class, which shall be such that as near as possible to one-third and at least one-fourth (or such other fraction as required by the NRS) in number are elected at each annual meeting, shall be established from time to time by resolution of the board of directors and shall be increased or decreased by resolution of the board of directors, as determined by the board of directors to be appropriate whenever the total number of directors is increased or decreased.  The term of each director holding office on the effective date of these Articles shall be increased to be the term prescribed by these Articles as if such director had been elected on such effective date, so that, as of the effective date, the current directors of the Corporation and their classifications shall be as follows:

Class I: Mathijs van Houweninge

Jose Misrahi

Class II: Florian M. Schuhbauer

S. David Fineman

Class III: Christian J. Weber

A.J. Hernandez

Albert P. Hernandez

Section 3.  Limitation of Liability.  The liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.  If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of officers or directors, the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 4.  Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner or fiduciary of, or in any other capacity for, another corporation or any partnership, J joint venture, trust or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.  To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.  Notwithstanding anything to the contrary contained herein or in the bylaws of the Corporation, no officer or director may be indemnified for expenses incurred in defending any threatened, pending or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such officer or director incurred in his or her capacity as a stockholder.

Section 5.  Repeal And Conflicts.  Any repeal or modification of Section 3 or Section 4 of this Article IV approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 3 or Section 4 of this Article IV and any other Article of the Articles, the terms and provisions of Section 3 and/or Section 4 of this Article IV, as applicable, shall control.

ARTICLE V

VOTING ON CERTAIN TRANSACTIONS

Section 1.  Amendment of Articles.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the NRS, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to: (a) Article III, (b) Article IV or (c) this Article V without the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of stock of the Corporation entitled to vote in the election of directors, excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred, considered for the purposes of this section as one class.

Section 2.  Additional Vote Required.  Any affirmative vote required by this Article V shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required at the time of such vote by law, the Articles, the resolutions of the board of directors providing for the issuance of such class or series and any agreement between the Corporation and any securities exchange or over-the-counter market upon which the Corporation’s shares are listed or designated for trading.

ARTICLE VI

AMENDMENTS TO THE BYLAWS

The authority to adopt, amend or repeal the bylaws of the Corporation shall be exclusive to the board of directors.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed in its name by its Chief Executive Officer this       day of           , 2008.

Albert P. Hernandez